Exhibit 99.1

 Sono-Tek Announces Recent Glass Line Coating Sales

(April 13, 2009 - MILTON, NY)  Sono-Tek Corporation (OTC Bulletin Board: SOTK - News) announced today the installation of two new glass coating lines to overseas customers. The first line was commissioned in March for a customer in the United Arab Emirates, while the second is currently being commissioned in South Korea. Both of these lines represent significant systems development by Sono-Tek, and they offer glass customers an immediate reduction in the cost of glass coating, reduced environmental impact, and more consistent coating quality for their product. Coating lines of this nature sell for $150k - $200k each, depending on the material being sprayed and the number of nozzle systems required. Sono-Tek glass lines are superior to the wasteful traditional spraying systems that they replace, as described by customers at over a dozen installation sites in the past several years.

In other news, Sono-Tek will be releasing results for the fiscal year ending February 28, 2009 later in May, and holding its Shareholder Meeting on August 20, 2009.  According to Dr. Coccio, “Preliminary results indicate that the Company grew sales by 12% over the previous year to approximately $6.4m. This growth puts Sono-Tek in the top third of companies listed on the major stock exchanges, many of which suffered sales declines in this very difficult business environment. We estimate that we will report a loss of approximately $1.5m when our annual audit is complete and approximately half of the loss is due to non-cash items such as the write-off of our deferred tax asset and stock option expenses. Significant investments were made during the fiscal year to develop new products and markets, and these investments cost money. But as a result of our aggressive development program, nearly a quarter of our sales were attributable to newer products that we did not have two or three years ago.

In response to the current economic climate, there will be a different approach on our part as we go forward in the current fiscal year. We will focus on maintaining cash reserves and cost controls, in order to bring the Company back to profitability while taking advantage of our newer products serving the clean energy markets for fuel cell and solar energy development and manufacture, as well as additional glass lines.”

For further information, including our recent Shareholder Letter, visit our website at http://www.sono-tek.com, or contact Dr. Christopher L. Coccio, Chairman and CEO at 845-795-2020.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Q containing additional important information.